                                                      33 ACT FILE NO. 333-31010
                                                      40 ACT FILE NO. 811-2271



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 2 TO
                                    FORM S-6


For Registration under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on
Form N-8B-2


A.      Exact name of Trust:         NUVEEN TAX-FREE UNIT TRUST, SERIES 1153

B.      Name of Depositor:           JOHN NUVEEN & CO. INCORPORATED

C.      Complete address of Depositor's principal executive offices:

                                     333 West Wacker Drive
                                     Chicago, Illinois 60606

D.      Name and complete address of agents for service:

                                     JOHN NUVEEN & CO. INCORPORATED
                                     Attn: Alan G. Berkshire
                                     333 West Wacker Drive
                                     Chicago, Illinois 60606

                                     CHAPMAN AND CUTLER
                                     Attn: Eric F. Fess
                                     111 West Monroe Street
                                     Chicago, Illinois 60603

It is proposed that this filing will become effective (check appropriate box)

/ /     immediately upon filing pursuant to paragraph (b)

/X/     on March 8, 2000 pursuant to paragraph (b) of rule 485

/ /     60 days after filing pursuant to paragraph (a)

/ /     on (date) pursuant to paragraph (a) of rule 485 or 486

E.      Title of securities being registered: Units of fractional undivided beneficial interest.

F.      Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

/ /     Check box if it is proposed that this filing will become effective on (date) at (time)
        pursuant to Rule 487.


--------------------------------------------------------------------------------

Prospectus

    The prospectus for this amendment is incorporated herein by reference to the Prospectus for Nuveen Tax-Free Unit Trust, Series 1153 (File No. 333-31010) filed on March 2, 2000. The Registrant, Nuveen Tax-Free Unit Trust, Series 1153, herein represents that this Amendment No. 2 is being filed solely to make a non-material change and that no material event requiring disclosure in the Prospectus has occurred since March 2, 2000, the effective date of the Registrant's registration statement.

                       CONTENTS OF REGISTRATION STATEMENT

    A.  Bonding Arrangements of Depositor:

    The Depositor has obtained the following Stockbrokers Blanket Bonds for its officers, directors and employees:

    INSURER/POLICY NO.                                         AMOUNT

    Reliance Insurance Company                               $26,000,000
    B 262 6895

    B.  THIS REGISTRATION STATEMENT COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

                                  The facing sheet

     The Prospectus (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153)

                                   The signatures

                                Consents of Counsel

                                      Exhibits

    C.  EXPLANATORY NOTE:


    This amendment to the Registration Statement is being submitted to add
Exhibit 2.2 which provides a Code of Ethics for the Trust(s) and the Principal Underwriter.


    D.  UNDERTAKINGS:

    1. The Information Supplement to the Trust will not include third party financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Nuveen Tax-Free Unit Trust, Series 1153 certifies that this amendment to the Registration Statement meets all the requirements for effectiveness pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Chicago and State of Illinois on March 8, 2000.



                                          NUVEEN TAX-FREE UNIT TRUST, SERIES
                                          1153

                                                             (Registrant)

                                          By JOHN NUVEEN & CO. INCORPORATED
                                                             (Depositor)

                                          By:  Robert Burke
                                          --------------------------------------
                                                             Vice President

                                          Attest:  Nicholas Dalmaso
                                          --------------------------------------
                                                             Assistant Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



          SIGNATURE                        TITLE*              DATE
Timothy T. Schwertfeger        Chairman, Board of Directors,    )
                               Chief Executive Officer and      )
                               Director                         )
                                                                )
                                                                )
John P. Amboian                President and Director           )          Larry W. Martin
                                                                )        Attorney-In-Fact**
                                                                )
                                                                )           March 8, 2000
Margaret E. Wilson             Vice President and Controller    )
                                                                )
                                                                )
                                                                )


--------------
* The titles of the persons named herein represent their capacity in and relationship to John Nuveen & Co. Incorporated, the Depositor.

** The powers of attorney for Messrs. Amboian and Schwertfeger were filed on March 20, 1997 as Exhibit P to Form N-8B-2 (File No. 811-08103) and for
Ms. Wilson as Exhibit 6.2 to Nuveen Unit Trusts, Series 12 (File No. 333-49197) filed on May 14, 1998.

                         CONSENT OF CHAPMAN AND CUTLER


    The consent of Chapman and Cutler to the use of its name in the Prospectus included in the Registration Statement is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153.


                              CONSENT OF STATE COUNSEL


    The consents of special counsel to the Fund for state tax matters to the use of their names in the Prospectus included in the Registration Statement is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153.


                      CONSENT OF KENNY S&P EVALUATION SERVICES


    The consent of Kenny S&P Evaluation Services to the use of its name in the Prospectus included in the Registration Statement is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153.


                        CONSENT OF CARTER, LEDYARD & MILBURN


    The consent of Carter, Ledyard & Milburn to the use of its name in the Prospectus included in the Registration Statement is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153.


                           CONSENT OF ARTHUR ANDERSEN LLP


    The consent of Arthur Andersen LLP to the use of its report and to the reference to such firm in the Prospectus included in the Registration Statement is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153.

                                LIST OF EXHIBITS


1.1(a)       Copy of Standard Terms and Conditions of Trust between John
             Nuveen & Co. Incorporated, Depositor, and The Chase
             Manhattan Bank, Trustee(filed as Exhibit 1.1(a) to the
             Sponsor's Amendment to the Registration Statement on
             Form S-6 relating to Series 823 of the Fund [File
             No. 33-62325] and incorporated herein by reference).
1.1(b)       Trust Indenture and Agreement (to be supplied by amendment).
1.2          Copy of Certificate of Incorporation, as amended, of John
             Nuveen & Co. Incorporated, Depositor (incorporated by
             reference to Form N-8B-2 [File No. 811-1547] filed on
             September 29, 1967 on behalf of Nuveen Tax-Exempt Unit
             Trust, Series 16).
1.3          Copy of amendment of Certificate of Incorporation changing name of Depositor to John Nuveen & Co. Incorporated
             (incorporated by reference to Form N-8B-2 [File
             No. 811-2198] filed on April 11, 1985 on behalf of Nuveen
             Tax-Exempt Unit Trust, Series 37).
2.1          Copy of Certificate of Ownership (included in
             Exhibit 1.1(a) on pages 2 to 8, inclusive, and incorporated herein by reference).
2.2          Code of Ethics of the Trust(s) and Principal Underwriter.
3.1          Opinion of counsel as to legality of securities being
             registered (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010]
             filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit
             Trust, Series 1153).
3.2          Opinion of counsel as to Federal income tax status of
             securities being registered (incorporated by reference to
             Amendment No. 1 to the Registration Statement on Form S-6
             [File No. 333-31010] filed on March 2, 2000 on behalf of
             Nuveen Tax-Free Unit Trust, Series 1153).
3.3          Opinions of special state counsel to the Fund for state tax matters as to income tax status to residents of the
             respective states of the units of the respective trusts and consents to the use of their names in the Prospectus
             (incorporated by reference to Amendment No. 1 to the
             Registration Statement on Form S-6 [File No. 333-31010]
             filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit
             Trust, Series 1153).
3.4          Corporate opinion of Trustee's counsel (incorporated by
             reference to Amendment No. 1 to the Registration Statement on
             Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153).
3.5          Opinion of Trustee's counsel as to New York tax status
             (incorporated by reference to Amendment No. 1 to the
             Registration Statement on Form S-6 [File No. 333-31010]
             filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit
             Trust, Series 1153).
4.1          Consent of Kenny S+P Evaluation Services (incorporated by
             reference to Amendment No. 1 to the Registration Statement on Form S-6 [File No. 333-31010] filed on March 2, 2000 on behalf of Nuveen Tax-Free Unit Trust, Series 1153).
4.2          Consent of Carter, Ledyard & Milburn (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-6
             [File No. 333-31010] filed on March 2, 2000 on behalf of
             Nuveen Tax-Free Unit Trust, Series 1153).
4.3          Consent of Arthur Andersen LLP (incorporated by reference to
             Amendment No. 1 to the Registration Statement on Form S-6
             [File No. 333-31010] filed on March 2, 2000 on behalf of
             Nuveen Tax-Free Unit Trust, Series 1153).
6.1          List of Directors and Officers of Depositor and other
             related information (incorporated by reference to the
             Amendment to the Registration Statement on Form S-6 [File
             No. 33-62325] filed on September 7, 1995 on behalf of Nuveen
             Tax-Exempt Unit Trust, Series 823).